UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 19, 2012
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street	77 Beale Street
P.O. Box 770000	P.O. Box 770000
San Francisco, California 94177	San Francisco, California 94177
(Address of principal executive offices) (Zip Code)	(Address of principal executive offices) (Zip Code)
(415) 267-7000	(415) 973-7000
(Registrant's telephone number, including area code)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

2013 Cost of Capital Proceeding

On November 19, 2012, a proposed decision (“PD”) was issued, that if adopted by the California Public Utilities Commission (“CPUC”), would authorize Pacific Gas and Electric Company (“Utility”) to have a capital structure consisting of 52% equity, 47% long-term debt, and 1% preferred stock, beginning on January 1, 2013.  This capital structure would apply to the Utility’s electric generation, electric and natural gas distribution, and natural gas transmission and storage rate base. (The Federal Energy Regulatory Commission has jurisdiction over the rates of return for the Utility’s electric transmission rate base.)  In addition, the PD recommends that the Utility be authorized to earn a rate of return on each component of the capital structure, including a rate of return on equity (“ROE”) of 10.40%, compared to the 11% rate of ROE requested by the Utility.  The following table compares the 2012 authorized capital structure and rates of return with those recommended in the PD:

	2012 Authorized			2013 Recommended in the PD
	Cost	Capital Structure	Weighted Cost	Cost(1)	Capital Structure	Weighted Cost
Long-term debt	6.05%	46%	2.78%	5.52%	47%	2.59%
Preferred stock	5.68%	2%	0.11%	5.60%	1%	0.06%
Return on common equity	11.35%	52%	5.90%	10.40%	52%	5.41%
Overall Rate of Return			8.79%			8.06%

(1) In October 2012, the Utility updated its requested cost of long-term debt from 5.69% to 5.52%

The PD estimates that the Utility’s 2013 revenue requirement associated with the authorized cost of capital would be approximately $160 million less than the currently authorized revenue requirement.   Comments on the PD must be filed by December 10, 2012.  Assuming that the CPUC issues a final decision at its meeting scheduled to be held on December 20, 2012, changes to the Utility’s revenue requirement would become effective on January 1, 2013.

The Utility’s request that the CPUC authorize an annual cost of capital mechanism will be considered in a second phase of the cost of capital proceeding.  Evidentiary hearings in the second phase are scheduled for January 2013, with a final decision expected in the second quarter of 2013.  The Utility has proposed to file its next full cost of capital application with the CPUC in April 2015 for test year 2016.

CPUC Investigations

On November 19, 2012, an order was issued granting in part, and denying in part, a request filed by the CPUC’s Consumer Protection and Safety Division (“CPSD”) to extend the procedural schedule in three CPUC investigative proceedings involving the Utility in order to allow the parties to continue to engage in negotiations to reach a stipulated outcome of these proceedings.  The CPUC investigations relate to (1) the Utility’s safety recordkeeping for its natural gas transmission system (“Records OII”), (2) the Utility’s operation of its natural gas transmission pipeline system in or near locations of higher population density (“Class Location OII”), and (3) the Utility’s pipeline installation, integrity management, recordkeeping and other operational practices, and other events or courses of conduct, that could have led to or contributed to the rupture of one of the Utility’s natural gas transmission pipelines on September 9, 2010 in San Bruno, California and the ensuing explosion and fire ("San Bruno OII").  The order granted the CPSD’s request to delay evidentiary hearings in the Records OII and the San Bruno OII and to delay the submission of financial analysis testimony, but denied the request to extend the schedule for the Class Location OII.

The order also states that “we also put parties on notice that no further extensions will be granted absent parties reaching an agreement in principle.”  The revised schedule is set forth below:

Date	Class Location OII	Records OII	San Bruno OII	Consolidated Issues
11/20/12	Concurrent opening briefs due
12/5/12	Concurrent reply briefs due
12/17/12				Interveners' supplemental testimony regarding financial resources due
1/11/13				The Utility’s reply testimony on financial resources due
1/7/13		Evidentiary hearings resume	Evidentiary hearings resume
1/18/13		Evidentiary hearings conclude by this date	Evidentiary hearings conclude by this date
2/11/13				Evidentiary hearing on financial resources analysis (if necessary)

PG&E Corporation and the Utility are uncertain whether the parties will reach an agreement to a stipulated outcome of these proceedings.  Any agreement that may be reached would be required to be submitted to the CPUC for its consideration.

Oakley Generation Facility

On November 19, 2012, a CPUC administrative law judge issued a PD that recommends that the CPUC reject the Utility’s application for approval of an amended purchase and sale agreement between the Utility and a third-party developer that provides for the construction of a 586-megawatt natural gas-fired facility in Oakley, California (“Oakley Generation Facility”) that would be acquired by the Utility.  Among other stated reasons for denying the Utility’s application, the PD states that the CPUC has not yet determined that there is a need for new generation resources that would be met by construction of the facility.  An alternate PD was issued on the same day by the assigned CPUC commissioner. The alternate PD recommends that the CPUC approve the Utility’s application and authorize the Utility’s ratemaking proposal to recover its estimated initial capital cost.  The alternate PD recommends that the Utility be required to file a separate application to increase its estimated initial capital costs caused by delays in closing the transaction and operational enhancements made to the facility.

Comments on the PD and alternate PD are due December 10, 2012 and reply comments are due on December 17, 2012.  It is expected that the CPUC will consider the PD and the alternate PD at the CPUC’s meeting to be held on December 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	LINDA Y.H. CHENG
Linda Y. H. Cheng
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	LINDA Y.H. CHENG
Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary

Dated: November 20, 2012